PRICING SUPPLEMENT NO. 5 DATED  OCTOBER 22, 1996                  Rule 424(b)(3)
(To the Prospectus Dated April 29, 1996, and Prospectus
Supplement dated May 16, 1996)                                 File No.333-00589



                        AIR PRODUCTS AND CHEMICALS, INC.
                          MEDIUM-TERM NOTES, SERIES E
                DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE
                              FLOATING-RATE NOTES


                              ----------------

Trade Date:  October 22, 1996                    Original Issue Date:  October 25, 1996           Maturity Date:  October 25, 1999

Principal Amount:   $50,000,000.00

Face Amount:   $50,000,000.00

Issue Price:    Par                                Global Note: /x/Yes  / /No

Specified Currency:  US Dollars                    Exchange Rate Agent: N/A
(If other than U.S. dollars, see attached)

U.S. Dollar Payment Options:  N/A

Original Yield to Maturity: N/A                    Total Amount of OID: N/A

Base Rate:       / /Commercial Paper Rate          /x/LIBOR         / /Treasury Rate                  / /Other:

Initial Interest Rate:  5.675%                     Interest Determination Dates:  Two London Business Days Prior to Coupon Date

Reset Period:  Semi-annual                         Interest Reset Dates:  April 25 and October 25

Interest Payment Dates: April 25 and October 25    Index Maturity: N/A

Maximum Interest Rate: N/A                         Minimum Interest Rate: N/A

Spread:   .05%

Spread Multiplier: N/A                             Calculation Agent:  Goldman, Sachs & Co.

Agent's Commission:  $102,500.00                   Agent: Goldman, Sachs & Co.

Net Proceeds to Issuer:   $49,897,500.00

Global Note:     /x/Yes       / /No                Form: /x/Book-Entry  / /Certificated

Depositary:  DTC

Redemption:  Check box opposite applicable sentence.

         /x/ The Notes cannot be redeemed prior to maturity.

         / / The Notes may be redeemed prior to maturity.

         Terms of Redemption:


Repayment:  Check the box opposite applicable sentence.

         /x/ The Notes cannot be repaid prior to maturity.

         / / The Notes may be repaid prior to maturity.

         Terms of Repayment:


Additional Terms: